SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                      Pursuant to Section 13 or 15(d)of the
                         Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): November 14, 1997

                            SIMS Communications, Inc.
             (Exact name of registrant as specified in its charter)


           Delaware               0-25474               65-0-287558
(State or other jurisdiction of                  (I.R.S. Employer
 incorporation or organization)                 Identification No.)

                       3333 S. Congress Avenue, Suite 401
                                  Delray Beach, Florida 33445
                   (Address of principal executive offices)
                                   (Zip Code)

                               (561) 265-3601
             (Registrant's telephone number, including area code)

                                       N/A
             (Former name, former address and former fiscal year,
                         if changed since last report)


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Item 5.  Other Information

         The Company has been notified by the NASDAQ Stock Market that it does not meet the minimum capital and surplus requirements ($1,000,000) or the minimum bid price ($1.00) required for the continued listing of the Company's securities on the NASDAQ SmallCap Market.

         The Company will meet with representatives of the NASDAQ Stock Market on December 18, 1997 to determine if the Company is in compliance with the continued listing requirements of the NASDAQ Stock Market. If it is determined that the Company is not in compliance with such requirements, the Company's common stock will be delisted from the NASDAQ SmallCap Market, and will thereafter trade on the NASD's OTC Electronic Bulletin Board.

Item 9.  Sales of Equity Securities Pursuant to Regulation S.

         On November 28, 1997 the Company sold $100,000 in convertible notes to foreign investors. The notes bear interest at 8% per year and are due and payable in November 1999. At any time after January 6, l998 all or any part of the notes are convertible into shares of the Company's stock. The number of shares issuable upon the conversion of the notes is to be determined by dividing the principal amount of the note to be converted by an amount equal to 72% of the average closing bid price of the Company's common stock on the five trading days preceeding the conversion date. The sale of these securities was made in reliance upon Regulation S of the Securities and Exchange Commision.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: December 5, 1997                      SIMS COMMUNICATION


                                       By /s/ Michael Malet
                                          Michael Malet,
                                          Executive Vice President